UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2009 (January 26, 2009)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 26, 2009, Newcastle Investment Corp. (the “Company”) was notified (the “Notice”) by the New York Stock Exchange (“NYSE”) that it is not in compliance with the NYSE’s continued listing standards. The NYSE’s Notice indicated that, as of January 22, 2009, the Company’s thirty (30) trading-day average closing share price for its common stock was $.95, which was below the NYSE’s quantitative listing standard requiring NYSE listed companies to have an average closing price of any listed security not below $1.00 per share for any consecutive thirty (30) trading-day period (the “Share Price Deficiency”). Under the applicable rules and regulations of the NYSE, the Company has ten (10) business days from the receipt of the Notice, or until February 9, 2009, to notify the NYSE of its intent to cure this deficiency.

Under applicable rules and regulations of the NYSE regarding the Share Price Deficiency, the Company has six (6) months from the date of the Notice to cure the Share Price Deficiency. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE.

The Company is currently exploring alternatives for curing the above deficiencies and restoring compliance with the continued listing standard and intends to notify the NYSE within the required ten (10) business day period that it intends to cure the deficiency. The Company’s common stock remains listed on the NYSE under the symbol NCT, but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued quantitative listing standards. Although the Company intends to cure this deficiency and to return to compliance with the NYSE continued listing requirements, there can be no assurance that it will be able to do so.

The Notice pertains only to the Company’s common shares and does not pertain to any series of the Company’s preferred shares, which remain listed on the NYSE.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

/s/ Brian C. Sigman
Brian C. Sigman
Chief Financial Officer

Date: January 30, 2009

3